EXHIBIT 10.8
US Voice and Data, LLC
11500 Blankenbaker Access Dr.
Suite 103
Louisville, KY 40299
September 14, 2007
Michael P. Fischer
11500 Blankenbaker Access Dr.
Suite 103
Louisville, KY 40299
Re: Employment Agreement
Dear Mr. Fischer:
     This letter agreement (this “Agreement”) sets forth the terms and conditions of your employment with US Voice and Data, LLC (the “Company”), effective as of the date first above written (the “Effective Date”).
     WHEREAS, you, together with M. Scott Diamond and the members of the Company (the “Members”), entered into a Membership Interest Purchase Agreement with Brookside Technology Holdings Corp. (the “Purchaser”) as of the 14th day of September 2007, pursuant to which the Members agreed to sell all of the membership interests of the Company to Brookside Technology Holdings Corp. (the “Purchase Agreement”); and
     WHEREAS, because of your experience in the business of the Company and your many contacts with the clients of the Company, it is important to the Purchaser that you are employed by Company pursuant to the terms of this Agreement in order to give the Purchaser the opportunity to obtain maximum value from the membership interests of the Company purchased from the Members.
     NOW THEREFORE, in consideration of the mutual covenants and conditions herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
     1. Employment and Services. The Company shall employ you as Chief Executive Officer (“CEO”) of the Company, for the period beginning on the Effective Date and ending upon termination pursuant to paragraph 4 (the “Employment Period”). Your responsibilities include those set forth on Schedule 1 hereto and other special projects and assignments as designated by the Company’s Board of Directors. You will report directly to the Board of Directors and shall render such services to the Company and its affiliates and subsidiaries as the Board of Directors shall reasonably designate from time to time. You shall devote your best efforts and all of your time and attention to the business of the Company; provided, however, that nothing herein contained shall prohibit or restrict you from devoting reasonable time to personal business matters, to sit on any for-profit Boards (or comparable bodies) and/or charitable activities to the extent that these activities do not relate to any Entity or Competitive Business (as defined in paragraph 9 below). In addition to the limitations set forth in paragraph 9 below, during the Employment Period, you agree not to be employed by, consult with or advise any Entity (as defined in paragraph 9 below), without the consent of the Board.
     2. Compensation.
          a. Annual Base Salary. The Company shall pay you an annual base salary (“Annual Base Salary”) of One Hundred Five Thousand Dollars ($105,000.00) during the Employment Period, subject to annual review in each year of the Employment Period thereafter (for any partial year during the Employment Period, the Annual Base Salary shall be prorated based on the number of days during such year on which you are employed by the Company). The first such annual review will occur on the first anniversary of this Agreement. As used herein, the term “Annual Base Salary” refers to the Annual Base Salary as so increased. Such Annual Base Salary shall be payable in installments in accordance with the Company’s regular payroll practices, but no less frequently than monthly.
          b. Withholding. Notwithstanding anything herein to the contrary, there shall be deducted or withheld from all amounts payable to you amounts for all federal, state, city or other taxes required by applicable law to be so withheld or deducted and any other amounts authorized for deduction by or required by law.
     3. Benefits. During the Employment Period, you shall be entitled to participate in the Company’s fringe benefit plans, subject to and in accordance with applicable eligibility requirements, such as medical, dental, 401(k), life and disability insurance plans and all other benefit plans generally available to the Company’s employees, in each case, on terms and at a cost to you, no less favorable than other employees of the Company. In addition, the Company will reimburse you from time to time for your reasonable out-of-pocket expenses incurred in connection with the performance of your duties hereunder, consistent with Company policy. You shall be entitled to take paid time off other than vacation in accordance with the Company’s holiday and illness policy, and to take vacation time from time to time as long as such vacation time is scheduled in advance with and approved by the Board of Directors.
     4. Termination. The Employment Period shall terminate on the first to occur of (i) your death or Disability, (ii) immediately upon notice by the Board of Directors of the termination of your employment with Cause (as defined below), or (iii) three years after the Effective Date (the “Scheduled Expiration Date”).
          (a) Definitions.
               (i) For purposes of this Agreement, “Disability” shall mean that for a period of three (3) consecutive months or an aggregate of six (6) months in any twelve (12) month period you are incapable of substantially fulfilling the duties of your positions as set forth in paragraph 1 because of physical, mental or emotional incapacity, injury, sickness or disease. Any question as to the existence or extent of the Disability upon which you and the Company cannot agree shall be determined by a qualified, independent physician selected by the Company. The determination of any such physician shall be final and conclusive for all purposes; provided, however, that you or your legal representatives shall have the right to present to such physician such information as to such Disability as you or they may deem appropriate, including the opinion of your personal physician.
                (ii) For purposes of this Agreement, “Cause” shall mean (i) a breach by you of your obligations under paragraph 1 (other than as a result of physical or mental incapacity) which constitutes a material nonperformance by you of your obligations and duties thereunder (including the failure of you to carry out or comply with in any material respect any directive of the Board or such executive officer(s) of the Company as provided in paragraph 1, which is consistent with your obligations as provided in paragraph 1), and your failure to timely cure such breach within forty-eight (48) hours after detailed written notice thereof, or to initiate the requisite remedial action within such time period if the remedial action necessary to accomplish such cure is reasonably expected to take longer; (ii) commission by you of an act of fraud upon, or willful misconduct toward the Company; (iii) a breach by you of any of paragraphs 5 through 9 hereof and your failure to timely cure such breach within forty-eight (48) hours after detailed written notice thereof, or to initiate the requisite remedial action within such time period if the remedial action necessary to accomplish such cure is reasonably expected to take longer; (iv) your conviction of or no contest plea to a felony or crime involving moral turpitude, or your guilty plea to a lesser included offense or crime in exchange for withdrawal of a felony indictment, felony charge by information or a charged crime involving moral turpitude, whether the charge arises under the laws of the United States or any other state within the United States; (v) any judicial or arbitrators’ determination that you acted as a Company employee in an intentionally wrongful or tortious manner toward another employee, customer, supplier or prospective customer or supplier; or (vi) illegal drug or substance abuse or illegal drug or substance addiction by you.
               (iii) For purposes of this Agreement, “without Cause” shall mean a termination by the Company of your employment during the Employment Period for any reason other than a termination based upon Cause, death or Disability.
               (iv) For purposes of this Agreement, “Constructive Termination” shall mean a termination by you of your employment during the Employment Period (i) because of an adverse change in your compensation; (ii) because of a significant change in your responsibilities; (iii) because the Company requires you to relocate your residence from the Louisville, Kentucky area and you refuse to do so; and/or (iv) the Company and/or the Purchaser breaches any of its payment obligations under this Agreement or under the Purchase Agreement and fails to cure such breach within five (5) business days after written notice from you of such breach.
          (b) Obligations of the Company upon Termination.
               (i) Termination Without Cause or Constructive Termination. For and in consideration of your covenants set forth in paragraphs 5 through 9 of this Agreement, the Company agrees that if, during the Employment Period, the Company shall terminate your employment without Cause, or should you terminate your employment because of Constructive Termination, then in either of such events, the Company shall pay you as follows: (A) all of the unpaid “Post-Closing Payments” referred to in Section 2.2 (b) of the Purchase Agreement, which shall be deemed to be immediately due and payable in full (to Your Trust); and (B) a series of monthly payments for the months remaining in the Employment Period following such termination until the Scheduled Expiration Date, each such monthly payment to be paid periodically in accordance with the Company’s regular payroll practices (but no less frequently than monthly) and to be equal to one-twelfth (1/12th) of your Annual Base Salary as in effect immediately prior to the termination of the Employment Period; and (C) (1) if such termination occurs prior to December 31, 2007, the greater of (I) the Earnout Payment for the First Calculation Period, the Second Calculation Period, the Third Calculation Period and the Fourth Calculation Period (together, hereinafter referred to as the “Calculation Periods”), or (II) a “Minimum Cash Payment of Seven Hundred Fifty Thousand Dollars ($750,000); (2) if such termination occurs prior to December 31, 2008, but after December 3 1, 2007, the greater of (I) the Earnout Payment for the Second Calculation Period, the Third Calculation Period and the Fourth Calculation Period, or (II) a “Minimum Cash Payment” of Six Hundred Thousand Dollars ($600,000); (3) if such termination occurs prior to December 31, 2009, but after December 31, 2008, the greater of (I) the Earnout Payment for the Third Calculation Period and the Fourth Calculation Period, or (II) a “Minimum Cash Payment” of Four Hundred Fifty Thousand Dollars ($450,000); and (4) if such termination occurs prior to June 30, 2010, but after December 31, 2009, the greater of (I) the Earnout Payment for the Fourth Calculation Period, or (II) a “Minimum Cash Payment” of One Hundred Fifty Thousand Dollars ($150,000). All of the unpaid “Post-Closing Payments” referred to in Section 2.2 (b) of the Purchase Agreement, and the applicable “Minimum Cash Payment” referred to above, shall be due and payable by the Company to you within thirty (30) days from and after the date of the termination without Cause or Constructive Terination; however, once the Earnout Payment, if any, has been finally determined in accordance with Section 2.5 of the Purchase Agreement, if the Earnout Payment would have been greater than the applicable Minimum Cash Payment that was made, then the Company shall pay the difference to you once the Earnout Payment for the Calculation Periods concluding after your termination of employment under this paragraph have been finally determined in accordance with Section 2.5 of the Purchase Agreement. You hereby agree that if the applicable Minimum Cash Payment paid to you is in excess of the Earnout Payment, that such Minimum Cash Payment is in lieu of any Earnout Payment that would have been due to The Michael P. Fischer Irrevocable Delaware Trust under Agreement dated April 23, 2007 (the “Trust”), if earned, for such periods and the Trust hereby waives its rights under the Purchase Agreement to any such Earnout Payment in such event.
Notwithstanding the foregoing, the Company shall not be required to make the payment set forth in the foregoing paragraph if you have been adjudicated as being in breach of paragraph 9 herein, provided, further, that since adjudication through litigation takes a substantial amount of time, if the Company makes a claim or claims against you for breach of paragraph 9 of this Agreement, the Company may pay the payment set forth above into escrow pending the adjudication of the claim or claims.
The Company shall have no further payment obligations to you under this Agreement, other than for amounts arising from your participation in, or benefits under, any plans or programs in which you participated pursuant to paragraph 3, which amounts shall be payable in accordance with the terms and conditions of such plans and programs.
               (ii) Cause, Death, Disability or Resignation. If your employment shall be terminated by the Company for Cause, death or Disability or you terminate your employment by resignation during the Employment Period, the Company shall have no further payment obligations to you other than for salary accrued through the date of termination and for amounts arising from your participation in, or benefits under, any plans or programs in which you participated pursuant to paragraph 3, which amounts shall be payable in accordance with the terms and conditions of such plans and programs. If you terminate your employment by resignation during the Employment Period you shall forfeit the Earnout Payment for the Calculation Period in which the resignation occurred and you shall also forfeit the Earnout Payments for any and all Calculation Periods thereafter.
          (c) Full Settlement. The Company shall not be liable to you for any damages in addition to the amounts payable under this paragraph 4 arising out of the termination of your employment prior to the end of the Employment Period.
     5. Maintaining Confidential Information.
          a. Company Information. You agree at all times during the term of your employment and thereafter to hold in confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the Board of Directors of the Company, any trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its customers, consultants, or licensees.
          b. Third Party Information. You recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. You agree that you owe the Company and such third parties, during the term established by such third parties, a duty to hold all such confidential or proprietary information conveyed to you and which has been expressly described as being confidential pursuant to contract, in confidence and not to disclose it to any person, firm or corporation (except as necessary in carrying out your work for the Company consistent with the Company’s agreement with such third party) or to use it for the benefit of anyone other than for the Company or such third party (consistent with the Company’s agreement with such third party) without the express written authorization of the Board of Directors of the Company. The Company agrees to provide you with a copy of any agreement with a third party, or any redacted portion of such agreement relating to confidentiality, that does, or could reasonably be deemed to, restrict your disclosures and activities hereunder.
          c. Remedies. If legal proceedings should have to be brought by the Company against you to enforce the confidentiality provisions of this paragraph 5 the Company shall be entitled to seek all of the civil remedies provided by state law, including without limitation:
i.	Preliminary and permanent injunctive relief restraining you from any unauthorized disclosure or use of any trade secrets or confidential business or technical information, in whole or in part,

and from rendering any service to any person, corporation, partnership, limited liability company, joint venture, association, or other business organization to whom or to which such secrets or confidential information, in whole or in part, have been disclosed or are threatened to be disclosed;

ii.	Compensatory damages;

iii.	Attorneys’ fees in the trial and appellate courts; and

iv.	Costs and expenses of investigation and litigation, including expert witness fees, deposition costs (appearance fees and transcript charges), injunction bond premiums, travel and lodging expenses, and charges, and all other reasonable costs and expenses.
     Nothing in this Agreement shall be construed as prohibiting the Company from pursuing any other legal or equitable remedies available to it for breach or threatened breach of the provisions of this paragraph 5, and the existence of any claim or cause of action of you against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Company of the provisions of this paragraph 5. The Company has fully performed all obligations entitling it to the restrictions of this paragraph 5, and those restrictions therefore are not executory or otherwise subject to rejection under the Bankruptcy Code.
     6. Retaining and Assigning Inventions and Original Works.
          a. Inventions and Original Works Retained by You. You have attached hereto, as Exhibit A, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by you prior to your employment with the Company, which belong to you, which reasonably relate to the Company’s business and products, and which are not assigned to the Company. If you have no such inventions or original works, you will so indicate on the attached list.
          b. Inventions and Original Works Assigned to the Company. You agree that you will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and will assign to the Company all your right, title, and interest in and to any and all inventions, original works of authorship, developments, improvements or trade secrets which you have solely or jointly conceived or developed or reduced to practice, or caused to be conceived or developed or reduced to practice, during the period of time you have been in the employ of the Company or which you may solely or jointly conceive or develop or reduce to practice, during the period of time you shall be in the employ of the Company. You and the Company recognize, however, this provision does not apply to any invention as to which you can prove the following (an “Excluded Invention”):
i.	It was developed entirely on your own time; and

ii.	No equipment, supplies, facility or trade secret of the Company was used in its development; and

iii.	It neither
                    (1) relates at the time of its conception or reduction to practice to the business of the Company or to the Company’s actual or demonstrably anticipated research and development; nor
                    (2) results from any work performed by you for the Company.
     You acknowledge that all original works of authorship which have been and will be made by you (solely or jointly with others) within the scope of your employment and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (I7 USCA Section 101).
          c. Maintenance of Records. You agree to keep and maintain adequate and current written records of all inventions and original works of authorship made by you (solely or jointly with others) during the term of your employment with the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company in writing. The records will be available to and remain the sole property of the Company at all times.
          d. Inventions Assigned to the United States. You agree to assign to the United States government all your right, title, and interest in and to any and all inventions, original works of authorship, developments, improvements or trade secrets, other than with respect to Excluded Inventions, whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.
          e. Obtaining Letters Patent and Copyright Registrations. You agree that your obligation to assist the Company to obtain United States or foreign letters patent and copyright registrations covering inventions and original works of authorship assigned hereunder to the Company shall continue beyond the termination of your employment, but the Company shall compensate you at a reasonable rate for time actually spent by you at the Company’s request on such assistance. If the Company is unable because of your mental or physical incapacity or for any other reason to secure your signature (after making a good faith and reasonable attempt to do so) to apply for or to pursue any application for any United States or foreign letters patent or copyright registrations covering inventions or original works of authorship assigned to the Company as above, then you hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as your agent and attorney in fact, to act for and in your behalf and stead, to execute and further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by you. You hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which you now or may hereafter have for infringement of any patents or copyright resulting from any such application for letters patent or copyright registration assigned hereunder to the Company.
          f. Exception to Assignments. You will advise the Company promptly in writing of any inventions, original works of authorship, developments, improvements or trade secrets that you believe meet the criteria in subparagraphs 6b(i), (ii), and (iii) above for Excluded

Inventions; and you will at that time provide to the Company in writing all evidence necessary to substantiate that belief. You understand that the Company will keep in confidence and will not disclose to third parties without your consent any confidential information disclosed in writing to the Company relating to Excluded Inventions that qualify under the foregoing subparagraphs.
     7. No Breach of Duty. You represent that your performance of all the terms of this Agreement and as an employee of the Company does not, and to the best of your present knowledge and belief, will not breach any agreement or duty to keep in confidence proprietary information acquired by you in confidence or in trust prior to your employment by the Company. You have not entered into, and you agree you will not enter into, any agreement either written or oral in conflict herewith. You are not at the present time restricted from being employed by the Company or entering into this Agreement.
     8. Returning Company Documents. You agree that, at the time of leaving the employ of the Company, you will deliver to the Company (and will not keep in your possession or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to the Company, its successors, affiliates or assigns. In the event of the termination of your employment, you agree to sign and deliver the “Termination Certification” attached hereto as Exhibit B.
     9. Non-Solicitation; Non-Competition.
          a. Non-Solicitation of Company Employees and Customers. As a means reasonably designed to protect the Company’s proprietary information, you agree that, during the term of this Agreement and for a period of twenty-four (24) months from the conclusion of the Employment Period, you will not directly or indirectly, either as an individual on her own account or as a partner, joint venturer, officer, director, stockholder, employee, agent, independent contractor, or otherwise:
i.	counsel, solicit, or attempt to induce any person employed by the Company, except for Adam Fischer or Matt Tebford, whether that person is a full-time employee, part-time employee, or independent contractor, to terminate his or her employment or independent contractor relationship with the Company;

ii.	employ any Former Employee of the Company, except for Adam Fischer or Matt Tebford, whether that person was a full-time employee, part-time employee, or independent contractor (“Former Employee” means any person who was employed by Company within the last twelve (12) months of your employment); or

iii.	solicit to provide, or provide, any of the Company’s customers or any of the Company’s prospective customers with any product or service that directly competes with any product or service sold or provided by the Company. (For example, a computer may be used to make an internet phone call, but computer sales do not directly compete with phone sales.)
          b. Non-Competition. During the term of your employment by the Company and for a period of twenty-four (24) months after the conclusion of the Employment Period, you shall not, directly or indirectly, either as an individual on her own account or as a partner, joint venturer, officer, director, stockholder, employee, agent, independent contractor, or otherwise:
i.	engage in any Competitive Business (as defined below) in any area of the United States where the Company or its parent company are actively engaged in business on the Closing Date or at any time during the Employment Term (the “Restricted Territory”) “Competitive Business” means the business of the Company as conducted on and prior to the date hereof;

ii.	have any interest in any person, firm, partnership, joint venture, or other business entity (collectively, an “Entity”) which is engaged in a Competitive Business (except as a stockholder holding less than one percent (1%) of the aggregate number of issued and outstanding shares of a publicly traded company’s capital stock) in the Restricted Territory; or

iii.	provide financial or other assistance or act as an agent of, consultant for or advisor to any Entity which is or is about to become engaged in a Competitive Business in the Restricted Territory.
          c. Consideration. These restrictive covenants contained in this paragraph 9 (the “Restrictive Covenants”) are given and made by you to induce the Company to employ you and to enter into this Agreement with you, and you hereby acknowledge the sufficiency of the consideration for the Restrictive Covenants.

          d. Payment Breach. It is understood and agreed that if the Company or the Purchaser breach any of their payment obligations under this Agreement or the Purchase Agreement, and fail to cure such breach within five (5) business days after written notice from you of such breach, then, provided that the Senior Obligations (as defined in the Subordination Agreement dated September ___, 2007 by and among the Company, the Purchaser, Brookside Technology Partners, Inc., Hilco Financial, LLC, The Michael P. Fischer Irrevocable Delaware Trust, Michael P. Fischer, The M. Scott Diamond Irrevocable Delaware Trust and M. Scott Diamond (the “Subordination Agreement”)) have been Paid in Full (as defined in the Subordination Agreement), the Restrictive Covenants shall be null and void as contemplated by, and on the terms set forth in, Section 2.6 of the Subordination Agreement; provided, however, that if the Purchaser or the Company are in good faith contesting their obligation to make such payment, no such payment breach shall be deemed to have occurred and the Restrictive Covenants shall continue to apply to you until the dispute is adjudicated, provided that payment for any disputed amounts shall be made to a mutually agreed third-party escrow agent, and provided, further that if the adjudication is that the Company or the Purchaser, as applicable, is not in breach, then in such event, the escrowed funds shall be paid to Company and the Restrictive Covenants shall continue to apply to you in accordance with the terms of this paragraph 9, and if the adjudication is that the Company or Purchaser, as applicable, is in breach, then in such event the escrowed funds shall be paid to you, and the Restrictive Covenants shall be null and void (provided that the Senior Obligations have been Paid in Full).
          e. Independent Covenant. These Restrictive Covenants shall be construed as agreements independent of any other provision in this Agreement, and the existence of any claim or cause of action of you against the Company, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any Restrictive Covenant.
          f. Reasonableness. Each of the Restrictive Covenants is a reasonable and necessary restraint of trade; each Restrictive Covenant is supported by valid business interests, including without limitation the need to protect Company trade secrets and confidential business and technical information and the need to protect all of its substantial relationships with employees, current and prospective customers, and vendors, and the twenty-four (24)-month period of restriction is essential to the full protection of each of those valid business interests.
          g. Scope of Restriction. If any portion of any Restrictive Covenant is held by a court of competent jurisdiction to be unreasonable, arbitrary, or against public policy for any reason, that Restrictive Covenant shall be considered divisible as to line of business, time, and geographic area; if a court of competent jurisdiction should determine the specified lines of business, the specified period, or the specified geographic area to be unreasonable, arbitrary, or against public policy for any reason, a narrower line of business, a lesser period, or a smaller geographic area that is determined to be reasonable, non-arbitrary, and not against public policy for any reason may be enforced by the Company against you.
          h. Remedies. In the event of a breach by you of any Restrictive Covenant set forth in this paragraph 9, such a breach would irreparably injure the Company and would leave the Company with no adequate remedy at law. If legal proceedings should have to be brought by the Company against you to enforce any Restrictive Covenant, the Company shall be entitled to seek all available civil remedies, including without limitation:
i.	Preliminary and permanent injunctive relief restraining you from violating, directly or indirectly, either as an individual on your own account or as a partner, joint venturer, employee, agent, salesperson, contractor, officer, director, or stockholder or otherwise, the restrictions of paragraph 9, above;

ii.	Compensatory damages;

iii.	Attorneys’ fees in the trial and appellate courts; and

iv.	Costs and expenses of investigation, and litigation, including expert witness fees, deposition costs (appearance fees and transcript charges), injunction bond premiums, travel and lodging expenses, and all other reasonable costs and expenses.
     Nothing in this Agreement shall be construed as prohibiting the Company from pursuing any other legal or equitable remedies available to it for breach or threatened breach of any Restrictive Covenant; however, no ex parte relief shall be available to Company.
     If you violate any Restrictive Covenant, directly or indirectly, either as an individual on your own account or as a partner, joint venturer, employee, agent, salesperson, contractor, officer, director, or stockholder or otherwise, any and all sales made by you (or the corporation, partnership, limited liability company, joint venture, association, or other business organization with which he or she is associated) in direct competition with the Company shall be presumed to have been made by the Company but for the violation of the Restrictive Covenant.
     10. Period of Restriction. Should legal proceedings have to be brought by the Company against you to enforce any Restrictive Covenant, the period of restriction shall be deemed to begin running on the date of entry of an order granting the Company preliminary injunctive relief and shall continue uninterrupted for remainder of the period of restriction; you acknowledge that the purposes and intended effects of the Restrictive Covenants would be frustrated by measuring the period of restriction from the date of termination of employment where you fail to honor the Restrictive Covenant until directed to do so by court order.
     11. Indebtedness. If, during the course of your employment under this Agreement, you become indebted to the Company for any reason, the Company may, if it so elects, set off any sum due to the Company from you and collect from you any remaining balance.
     12. Survival. Any termination of your employment or of this Agreement shall have no effect on the continuing operation of paragraphs 5,6, or 9 for the periods specified therein.
     13. Governing Law. This Agreement and all questions concerning the construction, validity and interpretation of this Agreement shall be governed by and determined in accordance with the internal law, and not the law of conflicts, of the State of Kentucky.

     14. Notices. All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given, if mailed, by registered or certified mail, return receipt requested, or, if by other means, when received by the other party at the address set forth herein, or such other address as may hereafter be furnished to the other party by like notice. Notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee if delivered other than by mail, and in the case of mail, three days after the depositing of the same in the United States mail as above stated (or, in the case of registered or certified mail, by the date noted on the return receipt). Notices shall be addressed as follows:

If to you:	11500 Blankenbaker Access Dr.
Suite 103
Louisville, KY 40299

With a copy to:	Kruger, Schwartz & Morreau
Two Paragon Centre, Suite 220
6040 Dutchmans Lane
Louisville, Kentucky 40205
Attention: Rand E. Kruger, Esq.

If to the Company:	US Voice and Data, LLC
11500 Blankenbaker Access Dr.
Suite 103
Louisville, KY 40299

With a copy to:	Shumaker, Loop & Kendrick, LLP
101 East Kennedy Boulevard
Suite 2800
Tampa, Florida 33602
Attention: Julio C. Esquivel, Esq.
     15. Severability. Any part, provision, representation or warranty of this Agreement which is prohibited or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.
     16. Successors and Assigns: Assignment of Agreement. This Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successors to its businesses and/or assets as aforesaid which assume and agree to perform this Agreement by operation of law, or otherwise. This Agreement is personal to you and without the prior written consent of the Company shall not be assignable by you.
     17. Waiver; Amendment. The failure of any party to insist upon strict performance of a covenant hereunder or of any obligation hereunder, irrespective of the length of time for which such failure continues, shall not be a waiver of such party’s right to demand strict compliance in the future. No consent or waiver, express or implied, to or of any breach or default in the performance of any obligation hereunder, shall constitute a consent or waiver to or of any other breach or default in the performance of the same or any other obligation hereunder. No term or provision of the Agreement may be waived unless such waiver is in writing and signed by the party against whom such waiver is sought to be enforced. This Agreement shall not be modified except in writing executed by all parties hereto.
     18. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter contemplated herein and supersedes all prior agreements, whether written or oral, between the parties, relating to the subject matter hereof.
     19. Captions. Titles or captions of paragraphs contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.
     20. Counterparts. For the purpose of facilitating proving this Agreement, and for other purposes, this Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.hy
     21. Capitalized Terms. Capitalized terms used but not defined in this Agreement shall have the meanings given to them in the Purchase Agreement.
     22. Reasonableness. It is understood and agreed by the parties that whenever any consent or approval is required to be given by the Company, its Board of Directors, its President, or any other officer of the Company as a condition to an action or omission to act by you, such consent or approval shall not be unreasonably withheld and/or conditioned or delayed by the Company or the person from whom such consent or approval was required. The Company further agrees that any discretion permitted under this Agreement shall be reasonably exercised in good faith by the Company, its Board of Directors, its President, or any other officer of the Company in all instances.

     Please execute a copy of this letter Agreement in the space below and return it to the undersigned at the address set forth above to confirm your understanding and acceptance of the agreements contained herein.

Very truly yours, US Voice and Data, LLC
By:	/s/ MICHAEL NOLE
	Name:	MICHAEL NOLE
	Title:	CHAIRMAN

Accepted and agreed to:

Michael P. Fischer

For purposes of Paragraph 4(b) only:

The Michael P. Fischer Irrevocable Delaware Trust

By:

Name:

Title:

14

     Please execute a copy of this letter Agreement in the space below and return it to the undersigned at the address set forth above to confirm your understanding and acceptance of the agreements contained herein.

Very truly yours, US Voice and Data, LLC
By:
Name:
Title:

Accepted and agreed to:

/s/ Michael P. Fischer

Michael P. Fischer

For purposes of Paragraph 4(b) only:

The Michael P. Fischer Irrevocable Delaware Trust

By:	/s/ James W. Travor

	Name: Title:	James W. Travor Special Purpose Officer, Nat City Trust Co. of Delaware

EXHIBIT A
LIST OF PRIOR INVENTIONS
AND ORIGINAL WORKS OF AUTHORSHIP

IDENTIFYING NUMBER
TITLE	DATE	OR BRIEF DESCRIPTION

EXHIBIT B
US VOICE AND DATA, LLC
TERMINATION CERTIFICATION
This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to US Voice and Data, LLC, its subsidiaries, affiliates, successors or assigns (together, the “Company”).

Date:
Employee’s Signature

Name of Employee (typed or printed)

Schedule 1
Responsibilities
You will be responsible for all Financial, Accounting, and Facilities functions of the North Central Region, including, but not limited to the following:
1.	Maintaining headcount of all Regional Financial/Accounting and Administration personnel to include recruiting, hiring, and training.

2.	Manage and direct personnel in order to achieve respective departments’ Budget requirements.

3.	Responsible for the coordination with Corporate and Regional Accounting departments to insure timely and accurate A/P and A/R.

4.	Responsible for Regional Purchasing and Inventory Control to insure just in time parts availability for service and installation requirements, and:
(a)	Insure optimum purchasing levels by maximizing all Manufacturer and Supplier discounting structures, promotions, EOQ opportunities.
5.	Responsible for all Regional HR functions: payroll, 401K, insurance programs, fringes, etc.

6.	Control overhead functions such as facility leases, auto financing, general liability insurance.

7.	Continued development and maintaining of business relationships with manufacturers, suppliers, and vendors.

8.	Participation in strategic planning on increasing revenue and improve profitability.

9.	Participation in negotiation with manufacturers and suppliers on discounting.

10.	Participation in implementation and institutionalization of product introduction and on providing support and training to our Sales, OPS and CS groups on programs and processes to increase revenue, profitability, and promote customer loyalty.

11.	Participation in MD&A process with BKSD Senior Management as required/requested.

12.	Participation in National meetings, planning session, and budgeting.
North Central Region will include, but not be limited to:
1.	Kentucky

2.	Indiana

3.	Ohio

4.	Illinois
The initial plan for this Region will be to have 5 District Offices and total revenue of 25 Million dollars. A financial business plan and budget will be finalized and agreed upon by BKSD Senior Management and US V&D Principals.